SCHEDULE 14C

Information Required in Proxy Statement

Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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StrikeForce Technologies, Inc.

 (Name of Company As Specified In Charter)

Not Applicable

(Name of Person(s) Filing the Information Statement if other than Company)

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1) Title of each class of securities to which transaction applies:

                  Common Stock, par value $0.0001 per share

2) Aggregate number of securities to which transaction applies:

 362,808,206 common shares; 3 preferred shares

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4) Proposed maximum aggregate value of transaction:

      . Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)  and  identify  the  filing  for  which the  offsetting  fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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StrikeForce Technologies, Inc.

1090 King Georges Post Road

Suite #603

Edison, NJ  08837

(732) 661 9641

Facsimile: (732) 661-9647

INFORMATION STATEMENT

PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934,

AS AMENDED, AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This notice and information statement (the “Information Statement”) will be mailed on or about January 11, 2013to the stockholders of record, as of December 26, 2012 to shareholders of StrikeForce Technologies, Inc., a Wyoming corporation (the “Company”) pursuant to: Section 14(c) of the Exchange Act of 1934, as amended. This Information Statement is circulated to advise the shareholders of action already approved and taken without a meeting by written consent of three stockholders (management) holding a total of three Series A Preferred Shares. The three shares of Series A Preferred Shares held by management equals 80% of the current and outstanding preferred shares, (which are converted to common shares strictly for voting rights purposes only and are calculated by multiplying the number of current outstanding preferred and common shares times four (4)) and the outstanding preferred and common shares for voting purposes only; thus, combined with the 362,808,209  issued and outstanding shares of common stock and outstanding preferred shares, there would be a total of 1,814,041,045 voting capital shares of which 1,451,232,836 have voted in favor of the action. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the corporate action described in this Notice can be taken no sooner than 20 calendar days after the accompanying Information Statement is first sent or given to the Company’s stockholders. Since the accompanying Information Statement is first being sent or given to security holders on January 11, 2013to the corporate action described therein may be effective on or after January 31, 2013.

Please review the Information Statement included with this Notice for a more complete description of this matter. This Information Statement is being sent to you for informational purposes only.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT

TO SEND US A PROXY.

The actions to be effective twenty days after the mailing of this Information Statement are as follows:

Ratification of the increase of the authorized shares of common stock of the Company from five hundred million (500,000,000) to seven hundred and fifty million (750,000,000),  $0.0001 par value effective as of the filing of amendment to the Company's Certificate of Incorporation with the Wyoming Secretary of State.

The increase in the authorized shares described in the accompanying Information Statement has been duly authorized and approved by the written consent of the holders of a majority of the voting capital shares of the Company’s issued and outstanding voting securities, your vote or consent is not requested or required. The accompanying Information Statement is provided solely for your information. The accompanying Information Statement also serves as the notice required by the Section 17-16-724 of the Wyoming Statutes of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders.

By order of the Board of Directors,

Mark Kay

Chief Executive Officer

December 31, 2012

The elimination of the need for a meeting of stockholders to approve this action is made possible by Wyoming Statutes which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting of our stockholders, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities. This Information Statement is circulated to advise the shareholders of action already approved by written consent of the shareholders who collectively hold a majority of the voting power of our capital stock.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A “SAFE HARBOR” FOR FORWARD LOOKING STATEMENTS. This Information Statement contains statements that are not historical facts. These statements are called “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve important known and unknown risks, uncertainties and other factors and can be identified by phrases using “estimate,” “anticipate,” “believe,” “project,” “expect,” “intend,” “predict,” “potential,” “future,” “may,” “should” and similar expressions or words. Our future results, performance or achievements may differ materially from the results, performance or achievements discussed in the forward-looking statements. There are numerous factors that could cause actual results to differ materially from the results discussed in forward-looking statements, including:

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Changes in relationships and market for the development of the business of the Company that  would affect our earnings and financial position.

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Considerable financial uncertainties that could impact the profitability of our business.

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Factors that we have discussed in previous public reports and other documents filed with the Securities and Exchange Commission.

This list provides examples of factors that could affect the results described by forward-looking statements contained in this Information Statement. However, this list is not intended to be exhaustive; many other factors could impact our business and it is impossible to predict with any accuracy which factors could result in which negative impacts. Although we believe that the forward-looking statements contained in this Information Statement are reasonable, we cannot provide you with any guarantee that the anticipated results will be achieved. All forward-looking statements in this Information Statement are expressly qualified in their entirety by the cautionary statements contained in this section and you are cautioned not to place undue reliance on the forward-looking statements contained in this Information Statement. In addition to the risks listed above, other risks may arise in the future, and we disclaim any obligation to update information contained in any forward-looking statement.

StrikeForce Technologies, Inc.

1090 King Georges Post Road

Suite #603

Edison, NJ  08837

 (732) 661-9641

Facsimile: (732) 661-9647

This Information Statement is being furnished by StrikeForce Technologies, Inc., a Wyoming corporation (“we,” “us,” “our” or the “Company”), in connection with action taken by the holders of a majority of the voting power of the Company’s issued and outstanding voting securities. By written consent dated December 26, 2012, the holders of a majority of the voting power approved the increase of the authorized shares of common stock of the Company from five hundred million (500,000,000) to seven hundred and fifty million (750,000,000), $0.0001 par value.  We are first sending or giving this Information Statement on or about January 11, 2013 to our stockholders of record as of the close of business on December 26, 2012 (the “Record Date”). Our principal executive offices are located at 1090 King Georges Post Road, Suite #603, Edison, NJ  08837 and our main telephone number is (732) 661-9641.

Board Approval of the Increase in Authorized Common Shares

On December 26, 2012, our board of directors authorized the increase of the authorized shares of common stock of the Company from five hundred million (500,000,000) to seven hundred and fifty million (750,000,000), $0.0001 par value.

The Action by Written Consent

On December 26, 2012, the holders of a majority of the votes of the Company’s outstanding voting securities approved the  increase of the authorized shares of common stock of the Company from five hundred million (500,000,000) to seven hundred and fifty million (750,000,000), $0.0001 par value. The holders of a majority of the votes of the Company’s outstanding voting securities are comprised of three shares of Series A Preferred Shares which equals 80% of the current and outstanding preferred shares (calculated by multiplying the number of current outstanding preferred and common shares by four (4)), for voting purposes only, held by management, added to the current outstanding common and preferred shares; thus, combined with the 362,808,206   issued and outstanding shares of common stock, there would be a total of 1,814,041,045 voting capital shares of which 1,451,232,836  have voted in favor of the action.

No Further Voting Required

We are not seeking consent, authorizations, or proxies from you. Section 17-16-724 of the Wyoming Statutes and our bylaws provide that actions requiring a vote of the stockholders may be approved by written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The approval by at least a majority of the outstanding voting power of our voting securities is required to approve the increase in the authorized shares of common stock.

Notice Pursuant to the Wyoming Statutes

Pursuant to the Wyoming Statutes, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by the Wyoming Statutes.

Dissenters’ Rights of Appraisal

The Wyoming Statutes does not provide dissenters’ rights of appraisal to our stockholders in connection with the matters approved by the Written Consent.

APPROVAL OF THE INCREASE IN THE AUTHORIZED SHARES OF COMMON STOCK

“Company,” “our company,” “us,” “SFT,” “StrikeForce,” “we” and “our” refer to StrikeForce Technologies, Inc. unless the context requires otherwise

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in the registration statement include or relate to, among other things, acceptance of our proposed services and the products we expect to market, our ability to establish a customer base, managements’ ability to raise capital in the future, the retention of key employees and changes in the regulation of our industry. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in the registration statement generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in the registration statement generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in the registration statement will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions described herein. The assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of the registration statement, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in the registration statement, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Any statement in the registration statement that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risks outlined under “Risk Factors” herein. The reader is cautioned that our company does not have a policy of updating or revising forward-looking statements and thus the reader should not assume that silence by management of our company over time means that actual events are bearing out as estimated in such forward-looking statements.

Corporate History and Business

StrikeForce Technologies, Inc. is a software development and services company that offers a suite of integrated computer network security products using proprietary technology. StrikeForce Technical Services Corporation was incorporated in August 2001 under the laws of the State of New Jersey. On September 3, 2004, the stockholders approved an amendment to the Certificate of Incorporation to change the name to StrikeForce Technologies, Inc. On November 15, 2010, we redomiciled under the laws of the State of Wyoming. We initially conducted operations as an integrator and reseller of computer hardware and telecommunications equipment and services until December 2002.  In December 2002, and formally memorialized in September 2003, we acquired certain intellectual property rights and patent pending technology from NetLabs.com including the rights to further develop and sell their principal technology. In addition, certain officers of NetLabs.com joined our company as officers and directors of our company. We subsequently changed our name to StrikeForce Technologies, Inc., under which we have conducted our business since August 2003. Our strategy is to develop and market our suite of network security products to the corporate, financial, healthcare, government, technology, insurance, e-commerce and consumer sectors. We plan to grow our business primarily through our globally expanding network and internally generated sales, rather than by acquisitions. We have no subsidiaries and we conduct our operations from our corporate office in Edison, New Jersey.

We own the exclusive right to license and develop various identification protection software products to protect computer networks from unauthorized access and to protect network owners and users from identity theft.  We have developed a suite of products partly based upon this exclusive license that is targeted to the financial, e-commerce, corporate, government, healthcare, insurance,, technology and consumer sectors.

We began our operations in 2001 as a reseller and integrator of computer hardware and iris biometric technology. From the time we started our operations through the first half of 2003, we derived the majority of our revenues as an integrator. In December 2002, upon the acquisition of the licensing rights to certain intellectual property and patent pending technology from NetLabs.com, we shifted the focus of our business to developing and marketing our own suite of security products. Based upon the acquired licensing rights and additional research and development, we have developed various identification protection software products to protect computer networks from unauthorized access and to protect network owners and users from identity theft. In November 2010, we received notice that the United States Patent Office (“USTPO”) had issued an official Notice of Allowance for the patent application for the technology relating to our ProtectID® product, titled "Multi-Channel Device Utilizing a Centralized Out-of-Band Authentication System". In January 2011, we received notice that the United States Patent Office issued the Company Patent No. 7,870,599.  The “Out-of-Band” Patent went through a USTPO Re-Examination process starting on August 16, 2011 and concluded on December 27, 2011, with all of our patent claims remaining intact and seven additional Company patent claims being added. In 2011, we submitted an additional continuation patent on the “Out-of-Band” Patent, with another sixty-six additional Company claims now pending. The technology we developed and use in our GuardedID® product is the subject of a pending patent application.  In December 2011, we executed an exclusive agreement with an agent to represent us in enforcing the “Out-of-Band” Patent. We terminated that exclusive agreement in September 2012. We shall be enforcing our patent rights and our management has taken the initial steps concerning such enforcement as recommended by our patent attorneys.

We completed the development of our ProtectID® platform at the end of June 2006 and we completed the core development of our keyboard encryption and anti-keylogger product, GuardedID®, in December 2006, with continuous enhancements, which is currently being sold and distributed. We seek to locate customers in a variety of ways. These include contracts primarily with value added resellers and distributors (both inside the United States and internationally), direct sales calls initiated by our internal staff, exhibitions at security and technology trade shows, through the media, through consulting agreements, and through our own and agent relationships. Our sales generate revenue either as an Original Equipment Manufacturer (“OEM”) model, through a Hosting/License agreement, bundled with other company’s products or through direct purchase by customers. We price our products for cloud consumer transactions based on the number of transactions in which our software products are utilized. We also price our products for business applications based on the number of users. We believe that these pricing models provide our company with one-time, monthly, quarterly and yearly recurring revenues. We are also generating revenues from annual maintenance contracts, renewal fees and expect, but cannot guarantee, an increase in revenues based upon the execution of various agreements that we have recently closed and are being implemented.

In October 2010, we executed an agreement to pursue a funding opportunity through a consulting company that, through an executed Memorandum of Understanding, purports to provide funding to us over time, necessary to sustain the Company while current contracts for business revenues develop and increase to a sustainable level. Other multiple alternative funding options had not progressed to viable proposals or did not close because of their expressed high risk level associated with our secured lenders, large debt positions and low revenues. A requirement of this funding source, utilizing an equity funding approach, required us to re-domicile in the State of Wyoming in order for this project to move forward in a necessary timeframe and at a necessary low cost to the Company. In November 2010, we received the corporate registration, amended articles of incorporation and by-laws as a result of our re-domiciling in the State of Wyoming.

We generated all of our revenues of $642,596, for the nine months ended September 30, 2012, compared to $286,695 for the nine months ended September 30, 2011, from the sales of our security products. We market our products globally to financial service firms, healthcare related companies, e-commerce companies, government agencies, the enterprise market in general and with virtual private network companies, as well as technology service companies that service all the above markets. We seek such sales through our own direct efforts and primarily through distributors, resellers and third party agents internationally. We are also seeking to license the technology as original equipment with computer hardware and software manufacturers. We are engaged in production installations and pilot projects with various distributors, resellers and direct customers, as well as having reached additional reseller agreements with strategic vendors internationally, including South America, Europe, Asia, Africa and the Pacific Rim. Our GuardedID® product is also being sold directly to consumers, primarily through the Internet as well as distributors, resellers, third party agents and potential OEM agreements by bundling GuardedID® with their products (providing a value-add to their own products and offerings).

We have incurred substantial losses since our inception. Our management believes that our products provide a cost-effective, more secure and technologically competitive solution to address the problems of network security and identity theft in general. However, there can be no assurance that our products will continue to gain increased acceptance and continue to grow in the commercial marketplace or that one of our competitors will not introduce technically superior products.

Our executive office is located at 1090 King Georges Post Road, Suite 603, Edison, NJ 08837. Our telephone number is (732) 661-9641. We have 7 employees. Our Company’s website is www.strikeforcetech.com.

Our Products

StrikeForce is a software development and services company. We own and are seeking to commercially exploit various identification protection software products that were developed to protect computer networks from unauthorized access, real time, and to protect network owners and users from identity theft and data breaches. Our principal products ProtectID® and GuardedID®, inclusive of our unique CryptoColor® technology, are proprietary authentication and keystroke encryption technologies that are intended to eliminate unauthorized access to computer networks and to prevent unauthorized individuals from copying (logging) keystrokes. We are developing a market for our suite of products in the financial services, e-commerce, corporate, healthcare, government and consumer sectors. Our products are as follows:

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ProtectID® is an authentication platform that uses “Out-of-Band” two-factor in-house installation, cloud service technology and a hybrid to authenticate computer network users by a variety of methods including traditional passwords combined with a telephone, iPhone, Droid, Blackberry, PDA, or multiple computer secure sessions, biometric identification or encrypted devices such as tokens or smartcards as examples. The authentication procedure separates authentication information such as usernames and passwords or biometric information, which are then provided to or from the network’s host server across separate channels. The platform allows for client choices, per their company’s security policies, which evolves over time with newly available and customer requested technologies.

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GuardedID® creates a 128-bit encrypted real time separate pathway for information delivery from a keyboard to a targeted application on a local computer, preventing the use of spyware/malware to collect user information.  This product provides keyboard encryption and helps prevent keylogging from occurring in real time, which helps prevent the number one threat to consumers and businesses in today’s market: keylogging software, which is stealth software embedded in web sites, emails, pictures, MP3 files, videos or other software that, once unknowingly launched, secretly monitors and records all of a user's keystrokes on the computer and sends the data to the identity thief without the user’s awareness.  Keylogging has been reported as the #1 cause of major data breaches that occurred in 2010, as reported in the 2010 Verizon Data Breach Report.

Our products sometimes include software and hardware that we contractually license from other vendors. These products include VASCO (an authentication and e-signature solutions company) tokens, as well as additional authentication and telecommunication software devices.

The ProtectID® Cloud Service can be hosted by our service provider (we have a strategic arrangement with a third party SAS70 hosting service) or not hosted and the ProtectID® Platform can be installed internally in a customer’s infrastructure. With the exception of our free redistributable Microsoft software components and our reseller agreement with VASCO, none of our contracts for hardware or software are with a sole supplier of that product.

Factors that are considered important to our success include, but are not limited to, the following:

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ProtectID® addresses the needs of a broad variety of customers for authentication security. One of the biggest problems facing the world is Identity Theft, the effects of which total an estimated $221 billion per year in business losses.

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FBI warns of $100 million cyber-threat to small business, reported November 3, 2009 by Computerworld

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Bank Technology News reported in January 2010, that consumers have been aware of the threats of online crime, yet are still falling prey to scams at increasing rates, according to RSA Security (“RSA”) who found that 70% of users feel their banks should implement stronger security.

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48% of all data breaches in 2011 were caused by key loggers (malware copying keystrokes), as reported by the Verizon 2012 Data Breach Report.

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In 2011, it was reported that RSA Security was breached in late 2011 from which Lockheed Martin and others were affected. This event caused many companies to look to other means of two-factor authentication, such as Out-of-Band. The RSA Data Breach started with a keylogging virus.

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Heartland Payment Systems Inc. said that cyber criminals compromised its computer network using keyloggers, gaining access to customer information associated with 100 million card transactions it handles each month, as reported by the Wall Street Journal on January 21, 2009.

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In respect to the latest version of our keyboard encryption and anti-keylogger Product, GuardedID®, a recent report from a government security group known as CERT states that minimally 80% of the malicious keylogging programs are undetected by the major anti-virus software suites. However, the Guarded ID(R) is designed to render the malicious programs useless, in real time.

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The Effectiveness of Our Products: Our products have been designed to provide, we believe,  a high available level of security for computer networks and individual users. In particular, we believe that the now Patented “Out-of-Band” authentication process is an innovative technology that will greatly prevent unauthorized access to computer networks and will provide effective security products to drastically reduce the incidence of identity fraud for our customers. We have contractually commenced implementation of our products on a large global scale, yet there can be no assurance that they will function in all aspects as intended. Likewise, a high level of innovation characterizes the software industry and there can be no assurance that our competitors will not develop and introduce a superior product. The effective functioning of our products once deployed is an important factor in our future success. To date and our knowledge, all of our clients have reported, per a report by Research 2.0, that our products work as described.

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Ability to Integrate our Software with Customer Environments: There are numerous operating systems that are used by computer networks. The ability of a software product to integrate with multiple operating systems is likely to be a significant factor in customer acceptance of particular products. StrikeForce’s ProtectID® operates on an independent Cloud Service platform and is also able to integrate with multiple operating systems and user interfaces for an in-house implementation. ProtectID® has been designed to use multiple authentication devices that are currently on the market (including, but not limited to, biometrics, key-fob tokens, iPhones, iPads, Blackberrys, Androids, PDA’s, smart cards and other Mobile devices). Our ability to integrate our products with multiple existing and future technologies is currently a key factor in the growth of our product’s acceptance and is demonstrated by our success with recent clients and installations referred to in a number of our 2011 and 2012 press releases.  Our GuardedID® product currently operates with Windows Internet Explorer (IE) and Firefox web browsers and our upgraded Premium version works with almost all applications running on a Windows desktop platform, inclusive of Microsoft Office. New features and functions for both products continue to be developed via our research and development, as well as the ability to operate on other technology platforms, such as Apple and we expect deployment of our GuardedID® for the MAC OS in the second quarter of 2012.

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Relative Cost: We have attempted to design our products to provide a cost-effective suite of products for financial services, e-commerce, commercial, healthcare, government and direct-consumer customers. Our ability to offer our products at a competitive price and to add to existing installations is likely in our opinion, to be a key factor in the acceptance of our product as we have seen with many of our clients.

Business Model

We are focusing primarily on developing sales through “channel” relationships in which our products are offered by other manufacturers, distributors, value-added resellers and agents, internationally. In 2010, we added and publicly announced a major channel distributor who provides a presence for us in London, England, representing us in the European Union. We also sell our suite of security products directly from our Edison, NJ office, which also augments our channel partner relationships. It is our strategy that these “channel” relationships will provide the greater percentage of our revenues ongoing, as was the case in 2011. Examples of the channel relationships that we are seeking include already established original equipment manufacturer (“OEM”) and bundled relationships with other security technology and software providers that would integrate or bundle the enhanced security capabilities of ProtectID® and or GuardedID® into their own product lines, thereby providing greater value to their clients. These would include providers of networking software and manufacturers of computer and telecommunications hardware and software that provide managed services, as well as all markets interested in increasing the value of their products and packages, such as financial services software, anti-virus, government integrators and identity theft product companies.

Our primary target markets include financial services such as banks, insurance companies, e-commerce based services companies, telecommunications and cellular carriers, technology software companies, healthcare related companies, government agencies and consumers. For the near term, we are focusing our concentration on the identity theft and data breach strategic problem areas, such as where compliance with government regulations are key and stolen passwords are used to acquire private information illegally. In the fourth quarter of 2011, we executed a multi-year contract with a major US financial lender who utilizes our ProtectID® solution for its over 12,000,000 employees, administrators and consumers. The contract became revenue producing in the fourth quarter of 2011. In the first quarter of 2012, we executed a multi-year contract with a healthcare facility who utilizes our ProtectID® solution for its employees and administrators. The contract became revenue producing in the first quarter of 2012. In addition, we signed a major contract during the second quarter of 2012 with a branded digital signature service company with clients in financial services and technology services for the government, that is required to include two-factor authentication with a bias on Out-of-Band Authentication. This implementation is planned, but not guaranteed, to be revenue producing in 2012 with increasing recurring revenues.

Because we are now experiencing a continual recurring growing market demand, we are developing a sizeable global reseller and distribution channel as a strategy to generate, manage and fulfill demand for our products across market segments, minimizing the requirement for an increase in our staff. We have minimized the concentration on our initial direct sales efforts as our distribution and reseller channels continue to grow internationally and require appropriate levels of support.

We seek to generate revenue through fees for ProtectID® based on consumer usage in the financial and healthcare services markets, as well as enterprises in general, through our Cloud Service, plus one-time and annual per person fees in the enterprise markets which often are for local installations of our product, and set-up and recurring transaction fees when the product is accessed in our Cloud Service, along with yearly maintenance fees, and other one-time and recurring fees. We also intend to generate revenues through sales of our GuardedID® product. GuardedID® pricing is for an annual license and we discount for volume purchases. GuardedID® pricing models, especially when bundling through OEM contracts, include monthly and quarterly recurring revenues. As more agreements are reached by our distributors, we are experiencing monthly increasing sales growth, through the execution of GuardedID® bundled OEM agreements. We also provide our clients a choice of operating our ProtectID® software internally by licensing it or through our hosted Cloud Service or a hybrid that some clients have implemented. GuardedID® requires a download on each and every computer it protects, whether for employees or consumers. We have three GuardedID® products, (i) a standard version which protects browser data entry only, (ii) a premium version which protects almost all the applications running under Microsoft Windows on the desktop, including Microsoft Office Suite and (iii) an Enterprise version which provides the Enterprise administrative rights and the use of Microsoft’s Enterprise tools for the product’s deployment.

Our management believes that our products provide a cost-effective and technologically competitive solution to address the problems of network security and identity theft in general. Updated guidance for the Federal Financial Institutions Examination Council (“FFIEC”) regulations include the requirement for solutions that have Two-Factor Out-of-Band Authentication and products that stop keylogging malware, real time, which our management believes our proprietary products uniquely and directly address. This new updated guidance went into effect as of January 1, 2012. Based on this new requirement in the latest FFIEC update that was published in June 2011 and now being enforced as of January 2012, we have recently experienced a growing increase in sales orders and inquiries. However, there can be no assurance that our products will continue to gain acceptance and continue to grow in the commercial marketplace or that one of our competitors will not introduce technically superior products.

Marketing

Our multi-channel marketing strategy includes:

1. Direct sales to enterprise and commercial customers. In this effort, we are purchasing marketing programs, a new strategy for us, and we are looking at other inside sales alternatives in order to respond aggressively to inquiries relating to our products.

2. The global addition of resellers, agents & distributors (our strategic sales channel) who distribute and resell our products and services to enterprise and commercial customers (technology and software product distributors, systems integrators, managed service companies, other security technology and software vendors, telecom companies, identity theft related product companies, etc.).

3. Application Service Provider (ASP) Partners: Our certified SAS 70 third party service provides a hosting platform that facilitates faster implementations at competitive prices for our Cloud Service option.

4. Original Equipment Manufacturers (OEM): SFT products are sold to other security technology vendors that integrate ProtectID® and GuardedID® into their products (bundling) and services providing for monthly increasing recurring revenues.

5. Internet sites that sell GuardedID® to consumers and small enterprises, such as affiliates.

Our hosting service provider is Host My Site and we have been under contract with them since December 2007 when we executed an agreement with a nationwide premier data center and co-location services provider who functions as an Application Service Provider for our ProtectID product, which requires a secondary server used for the “Out-of-Band” two-factor authentication technology. We believe that this relationship improves the implementation time, reduces the cost and training requirements, and allows for ease of scalability on an as needed basis. The hosting site is also SAS 70 (Statement on Auditing Standards (SAS) No. 70,) certified, which is critical to providing a secure compliant service that is required by most of our clients. Our agreement with the services provider was for a one-year (1) term, initially ending in December 2008 and renewing automatically for one-year (1) terms, and is still in effect. The relationship can be terminated by either party on sixty days written notice. The hosting service is compensated by our Company based on a flat monthly fee per the terms of the contract that can increase as we require additional services.

Intellectual Property

In December 2011, we executed an exclusive agreement with an agent to represent us in enforcing the “Out-of-Band” patent. We terminated that exclusive agreement in September 2012. We shall be enforcing our patent rights and our management has taken the initial steps concerning such enforcement as recommended by our patent attorneys.

Our firewall product, which was in the research and design phase, is no longer being developed; therefore, the pending provisional patent application was allowed to expire. A fourth patent application relating to our ProtectID® product was combined into the first ProtectID® patent application and the fourth application was allowed to lapse.

We have three trademarks that have been approved and registered: ProtectID®, GuardedID® and CryptoColor®. We have two trademarks that are in the application process: ID Genie™ and MobileTrust™. A portion of our software is licensed from third parties and the remainder is developed by our own team of developers while leveraging some limited external consultant expertise as necessitated. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect the intellectual property rights.

We license technology from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. We anticipate that we will continue to license technology from third parties in the future. Although we are not substantially dependent on any individual licensed technology, some of the software that we license from third parties could be difficult for us to replace. The effective implementation of our products depends upon the successful operation of third-party licensed products in conjunction with our suite of products, and therefore any undetected errors in these licensed products could create delays in the implementation of our products, impair the functionality of our products, delay new product introductions, damage our reputation, and/or cause us to provide substitute products.

Business Strategy

We expect to incur significant additional costs before we become profitable. We anticipate that most of the costs that we incur will be related to salaries, professional fees, marketing, sales and research & design. We anticipate that we will increase our sales force by approximately one full-time employee and our technology staff by approximately two employees during the next twelve months. At the present time, our monthly cash expenditure burn rate is approximately $110,000 per month. We expect that our monthly cash usage for operations will increase in the future due to contracted and anticipated increased volumes and the preceding additions. We anticipate that the area in which we will experience the greatest increase in operating expenses is in marketing, selling, advertising, payroll related to sales and product support, technology and global strategic business consulting subject to cash availability.

Our primary strategy over the next 12 months is to focus on the growth and support of our channel partners, including distributors, resellers and original equipment manufacturers (OEMs). Secondly, our internal sales team will target potential direct sales in industries that management believes provides the greatest potential for sales. These include small to medium sized financial institutions, government agencies, e-commerce, healthcare and enterprise businesses. We are also executing agreements with strategic resellers and distributors for marketing, selling and supporting our products internationally. It is our intention to ultimately utilize distributors, resellers and agents to generate the bulk of our sales internationally, realizing that this strategy will take time to nurture. There can be no assurance, however, that we will succeed in implementing our sales strategy. Although management believes that there is an increasingly strong market for our products, we have not generated substantial revenue from the sale of our principal products and there is no assurance we can secure a market sufficient to permit us to achieve profitability in the next twelve months.

Competition

The software development and services market is characterized by innovation and competition. There are several well-established companies within this market that offer network security systems and newer companies with emerging technologies. We believe that our patented “Out-of-Band” two-factor identity authentication product is an innovative, secure, adaptable, competitively priced, integrated network authentication system. The main features of ProtectID® include: an open architecture “Out-of-Band” platform for user authentication; operating system independence; biometric layering; mobile authentication; secure website logon; Virtual Private Network (“VPN”) access; domain authentication and multi-level authentication. Unlike other techniques for increased network security, ProtectID® does not rely on a specific authentication device or method (e.g., phone, tokens, smart cards, digital certificates or biometrics, such as a retinal or fingerprint scan). Rather ProtectID® has been developed as an “open platform” that incorporates many authentication devices and methods. For example, once a user has been identified to a computer network, a system deploying our ProtectID® authentication system permits the “Out-of-Band” authentication of that user by a telephone, iPhone, iPad, Blackberry, PDA, email, hard token, SSL client software, a biometric device such as a fingerprint scan, or others, before that user is permitted to access the network. By using “Out-of-Band” authentication methods, management believes that ProtectID® provides a competitive product for customers with security requirements greater than typical name and password schemes for virtual private networks and computer systems with multiple users at remote locations, as examples. We also believe that our keystroke encryption product, GuardedID®, offers an additional competitive edge for network security and e-commerce applications that should provide greater levels of security and the ability to evolve over time based on newer technologies when made available. Both products have limited competition based on our product’s ability to protect individual identities and computers/devices.

Although we believe that our suite of products offer competitive advantages, there is no assurance that any of these products will gain acceptance in the marketplace. Our competitors include established software and hardware companies that are likely to be better financed and to have established sales channels. Due to the high level of innovation in the software development industry, it is also possible that a competitor will introduce a product that provides a higher level of security than the ProtectID® products or which can be offered at prices that are more advantageous to the customer.

Employees

As of fiscal year end December 31, 2011, the Company had 7 employees. We believe relations with employees are generally good.

DESCRIPTION OF PROPERTY

We operate from leased offices located at 1090 King Georges Post Road, Suite #603, Edison, New Jersey 08837. We do not hold any material investments in other real or personal property other than office equipment. We anticipate these facilities will be adequate for the immediate future but that if we are successful in introducing our products, we will need to seek larger or additional office quarters. We pay a monthly base rent of $3,807 which commenced on July 1, 2009 through the lease termination date of January 31, 2016. The lease does not contain a renewal option and requires us to pay costs such as maintenance and insurance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Management's Discussion and Analysis of Financial Condition is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. When preparing our financial statements, we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, along with the amounts of revenues and expenses during the reported period. Significant estimates include, but are not limited to, the estimated useful lives of property and equipment and website development costs. Actual results could differ from those estimates.

Results of Operations

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2012 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2011

Our revenues for the three months ended September 30, 2012 were $289,515 compared to $137,535 for the three months ended September 30, 2011, an increase of $151,980 or 111%. The increase in revenues was primarily due to the increase in the sales of our GuardedID® keyboard encryption (anti-keylogger) technology and our ProtectID® (“Out-of-Band”) technology.

Our revenues generated consisted of hardware and software sales, services and maintenance sales, revenues from sign on fees, and recurring transaction revenues. Hardware sales for the three months ended September 30, 2012 were $0 compared to $5,211 for the three months ended September 30, 2011, a decrease of $5,211. The decrease in hardware revenues was primarily due to the decrease in the sales of our one-time-password token key-fobs. Software, services and maintenance sales for the three months ended September 30, 2012 were $289,515 compared to $132,324 for the three months ended September 30, 2011, an increase of $157,191. The increase in software, services and maintenance revenues was primarily due to the increase in the sales of our GuardedID® keyboard encryption (anti-keylogger) technology and our ProtectID® (“Out-of-Band”) technology.

Our cost of revenues for the three months ended September 30, 2012 was $1,029 compared to $5,179 for the three months ended September 30, 2011, a decrease of $4,150, or 80.1%. The decrease resulted primarily from the overall increase in our software product revenues which entail a reduced cost of sales as compared with revenues that include hardware purchases and the decrease in the sales of our one-time-password token key-fobs. Cost of revenues as a percentage of total revenues for the three months ended September 30, 2012 was 0.36% compared to 3.8% for the three months ended September 30, 2011. The decrease resulted primarily from the overall increase in our software product revenues which entail a reduced cost of sales as compared with revenues that include hardware purchases.

Our gross profit for the three months ended September 30, 2012 was $288,486 compared to $132,356 for the three months ended September 30, 2011, an increase of $155,950, or 118%. The increase in gross profit was primarily due to the increase in the sales of our GuardedID® keyboard encryption (anti-keylogger) technology and our ProtectID® (“Out-of-Band”) technology.

Our research and development expenses for the three months ended September 30, 2012 were $78,000 compared to $97,500 for the three months ended September 30, 2011, a decrease of $19,500, or 20.0%. The decrease was primarily attributable to the decrease in time expended by our research and development personnel. The salaries, benefits and overhead costs of personnel conducting research and development of our software products comprise research and development expenses.

Our selling, general and administrative (“SGA”) expenses for the three months ended September 30, 2012 were $258,578 compared to $1,065,892 for the three months ended September 30, 2011, a decrease of $807,314 or 75.7%. The decrease was due primarily to expenses in stock based compensation through the issuance of employee and non-employee stock options in the third fiscal quarter of 2011 in the amount of $823,875. Selling, general and administrative expenses consist primarily of salaries, benefits and overhead costs for executive and administrative personnel, insurance, fees for professional services, including consulting, legal, and accounting fees, plus travel costs and non-cash stock compensation expense for the issuance of stock to non-employees and other general corporate expenses.

Our other expense for the three months ended September 30, 2012 was $214,010 as compared to $100,799 for the three months ended September 30, 2011, representing an increase in other expense of $113,211, or 112%. The increase was primarily due to an increase in interest expense and the change in the fair value of the derivatives relating to a portion of our secured and unsecured convertible debenture balance.

Our net loss for the three months ended September 30, 2012 was $262,102 compared to a net loss of $1,131,835 for the three months ended September 30, 2011, a decrease of $869,733, or 76.8%. The decrease in our net loss was due primarily to expenses in stock based compensation through the issuance of employee and non-employee stock options in the third fiscal quarter of 2011, in addition to increased gross profit in the third fiscal quarter of 2012.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2011

Our revenues for the nine months ended September 30, 2012 were $642,596 compared to $286,695 for the nine months ended September 30, 2011, an increase of $355,901 or 124%. The increase in revenues was primarily due to the increase in the sales of our GuardedID® keyboard encryption (anti-keylogger) technology and our ProtectID® (“Out-of-Band”) technology.

Our revenues generated consisted of hardware and software sales, services and maintenance sales, revenues from sign on fees, and recurring transaction revenues. Hardware sales for the nine months ended September 30, 2012 were $6,067 compared to $10,305 for the nine months ended September 30, 2011, a decrease of $4,238. The decrease in hardware revenues was primarily due to the decrease in the sales of our one-time-password token key-fobs. Software, services and maintenance sales for the nine months ended September 30, 2012 were $636,529 compared to $144,066 for the nine months ended September 30, 2011, an increase of $492,463. The increase in software, services and maintenance revenues was primarily due to the increase in the sales of our GuardedID® keyboard encryption (anti-keylogger) technology and our ProtectID® (“Out-of-Band”) technology.

Our cost of revenues for the nine months ended September 30, 2012 was $13,050 compared to $19,038 for the nine months ended September 30, 2011, a decrease of $5,988, or 3.2%. The decrease resulted primarily from the overall increase in our software product revenues which entail a reduced cost of sales as compared with revenues that include hardware purchases and the decrease in the sales of our one-time-password token key-fobs. Cost of revenues as a percentage of total revenues for the nine months ended September 30, 2012 was 2.0% compared to 6.6% for the nine months ended September 30, 2011. The decrease resulted primarily from the overall increase in our software product revenues which entail a reduced cost of sales as compared with revenues that include hardware purchases.

Our gross profit for the nine months ended September 30, 2012 was $629,546 compared to $267,657 for the nine months ended September 30, 2011, an increase of $361,889, or 135%. The increase in gross profit was primarily due to the increase in the sales of our GuardedID® keyboard encryption (anti-keylogger) technology and our ProtectID® (“Out-of-Band”) technology.

Our research and development expenses for the nine months ended September 30, 2012 were $253,500 compared to $260,669 for the nine months ended September 30, 2011, a decrease of $7,169, or 2.8%. The decrease was primarily attributable to the decrease in time expended by our research and development personnel. The salaries, benefits and overhead costs of personnel conducting research and development of our software products comprise research and development expenses.

Our selling, general and administrative (“SGA”) expenses for the nine months ended September 30, 2012 were $855,541 compared to $4,297,635 for the nine months ended September 30, 2011, a decrease of $3,442,094 or 80.1%. The decrease was due primarily to the non-recurrence of one-time expense in stock based compensation through the issuance of preferred stock in the first fiscal quarter of 2011 in the amount of $987,000 and expenses in stock based compensation through the issuance of employee and non-employee stock options in the first, second and third fiscal quarters of 2011 in the amount of $1,960,875. The parties receiving the irrevocably preferred stock waived all conversion rights to such preferred stock. Selling, general and administrative expenses consist primarily of salaries, benefits and overhead costs for executive and administrative personnel, insurance, fees for professional services, including consulting, legal, and accounting fees, plus travel costs and non-cash stock compensation expense for the issuance of stock to non-employees and other general corporate expenses.

Our other expense for the nine months ended September 30, 2012 was $415,522 as compared to $396,295 for the nine months ended September 30, 2011, representing an increase in other expense of $19,227, or 4.9%. The increase was primarily due to an increase in interest expense and the change in the fair value of the derivatives relating to a portion of our secured and unsecured convertible debenture balance.

Our net loss for the nine months ended September 30, 2012 was $895,017 compared to a net loss of $4,686,942 for the nine months ended September 30, 2011, a decrease of $3,791,925, or 80.9%. The decrease in our net loss was due primarily to the non-recurrence of one-time expense in stock based compensation through the issuance of preferred stock in the first fiscal quarter of 2011 and expenses in stock based compensation through the issuance of employee and non-employee stock options in the first fiscal quarter of 2011, in addition to increased gross profit in fiscal 2012. The parties receiving the irrevocable preferred stock waived all conversion rights to such preferred stock.

Liquidity and Capital Resources

Our total current assets at September 30, 2012 were $377,100, which included cash of $228,884, as compared with $87,744 in total current assets at December 31, 2011, which included cash of $0. Additionally, we had a stockholders’ deficit in the amount of $10,481,556 at September 30, 2012 compared to a stockholders’ deficit of $10,262,227 at December 31, 2011. We have historically incurred recurring losses and have financed our operations through loans, principally from affiliated parties such as our directors, and from the proceeds of debt and equity financing. The liabilities include a computed liability for the fair value of derivatives of $568,867, which will only be realized on the conversion of the derivatives, or settlement of the debentures.

We financed our operations during the nine months ended September 30, 2012 primarily through the sale and issuance of debt, in the amount of $353,000, through the sale of our common stock, in the amount of $430,000, and through recurring revenues from our ProtectID® hosting platform and license fees, and sales of our GuardedID® keystroke encryption technology, in the amount of $642,596. Management anticipates that we will continue to rely on equity and debt financing, at least in the near future, to finance our operations. While management believes that there will be a substantial percentage of our sales generated from our GuardedID® product and there are an increasing number of customers for our ProtectID® product, we will continue to have customer concentrations. Inherently, as time progresses and corporate exposure in the market continues to grow, with increasing marketing efforts, management believes, but cannot guarantee, we will continue to attain greater numbers of customers and the concentrations could decrease over time. Until this is accomplished, management will continue to attempt to secure additional financing through both the public and private market sectors to meet our continuing commitments of expenditures and until our sales revenue can provide greater liquidity.

Our number of common shares outstanding increased from 221,388,354 shares at the year ended December 31, 2011 to 294,253,293 at the nine months ended September 30, 2012, an increase of 32.9%. The increase in the number of common shares outstanding was due to common shares issued related to the issuance, conversion and settlement of debt, equity financing and consulting obligations, which, consequently, reduced our total debt.

We have historically incurred losses and we anticipate that we will not generate any significant revenues until the fourth quarter of 2012 or later. Our operations presently require funding of approximately $110,000 per month. Management believes we will be cash flow positive by the end of 2012, or shortly thereafter, based on recently executed and announced contracts and potential contracts that we anticipate closing throughout 2012 in the financial industry, technology, insurance, enterprise, healthcare, government, and consumer sectors in the United States, Latin America, Europe, Africa and the Pacific Rim. There can be no assurance, however, that the sales anticipated will materialize or that we will achieve the profitability we have forecasted. Management also recognizes the consequences of the current world economic developments and the possible volatile effect on currency rates resulting from revenues derived from foreign markets.

SUMMARY OF OUR OUTSTANDING SECURED CONVERTIBLE DEBENTURES

At September 30, 2012, $542,588 in aggregate principal amount of the DART Limited ("DART"), custodian for Citco Global Custody NV (“Citco Global”) as of July 2012, debentures, as assigned by YA Global and Highgate in April 2009, were issued and outstanding.

During the nine months ended September 30, 2012, DART had no conversions.

The DART secured convertible debentures are fully matured. We have been in contact with the note holder who has indicated that it has no present intention of exercising its right to convert the debentures into restricted shares of our common stock. The note holder has advised us that it currently is willing to wait until it receives a buyout offer from us.

During the nine months ended September 30, 2012, we issued unsecured convertible notes in an aggregate total of $353,000 to two unrelated parties per the terms of a term sheet executed with investor firms in November 2011, April 2012 and July 2012. Additionally, during the nine months ended September 30, 2012, an investor firm converted $40,000 of the convertible note dated December 5, 2011 into 10,243,847 unrestricted shares of our common stock pursuant to an exemption provided under Regulation D of the Securities Act of 1933, as discussed below. The conversion price was $0.005622 per share for 2,668,089 shares and $0.0033 per share for 7,575,758 shares. Since the unsecured convertible note arose greater than six months and, as no additional consideration was paid in the notice of conversion by the investor firm, the conversion was tacked back to the original date of the issuance of the note as the holding period under SEC Rule 144(d)(3)(ii) resulting in the issuance of unrestricted shares. Additionally, during the nine months ended September 30, 2012, we repaid a total of $500 of unsecured convertible notes to one unrelated party.

During the nine months ended September 30, 2012, we repaid a total of $10,401 of unsecured notes to one unrelated party and we settled a total of $70,000 of unsecured notes held by one unrelated party in exchange for unrestricted shares of our common stock.

Summary of Funded Debt

As of September 30, 2012, our Company’s open unsecured promissory note balance was $2,374,765, net of discount on promissory notes of $1,598, listed as follows:

•

$18,750 to an unrelated individual - current portion

•

$275,000 to an unrelated individual – current portion

•

$85,113 to an unrelated company - current portion

•

$210,000 to an unrelated company - current portion

•

$1,650,000 to twenty unrelated individuals through term sheet with the StrikeForce Investor Group – current portion

•

$137,500 to an unrelated company - current portion

As of September 30, 2012, our Company’s open unsecured related party promissory note balances were $722,638, listed as follows:

•

$722,638 to our CEO – current portion

As of September 30, 2012, our Company’s open convertible secured note balances were $542,588, listed as follows:

•

$542,588 to DART (custodian for Citco Global and as assigned in 04/09 by YA Global and Highgate House Funds, Ltd.)

As of September 30, 2012 our Company’s open convertible note balances were $1,308,942, net of discount on convertible notes of $272,825, listed as follows:

•

$235,000 to an unrelated company (03/05 unsecured debenture) - current portion

•

$7,000 to an unrelated company (06/05 unsecured debenture) – current portion

•

$10,000 to an unrelated individual (06/05 unsecured debenture) - current portion

•

$40,000 to three unrelated individuals (07/05 unsecured debentures) - current portion

•

$48,255 to an unrelated individual (01/06 unsecured debenture) – current portion

•

$200,000 to an unrelated individual (06/06 unsecured debenture) – current portion

•

$150,000 to an unrelated individual (09/06 unsecured debenture) – current portion

•

$3,512 to an unrelated individual (02/07 unsecured debenture) – current portion

•

$100,000 to an unrelated individual (05/07 unsecured debenture) – current portion

•

$100,000 to an unrelated individual (06/07 unsecured debentures) – current portion

•

$100,000 to an unrelated individual (07/07 unsecured debenture) – current portion

•

$120,000 to three unrelated individuals (08/07 unsecured debentures) – current portion

•

$50,000 to two unrelated individuals (12/09 unsecured debentures) - current portion

•

$30,000 to an unrelated company (03/10 unsecured debenture) – long term portion

•

$35,000 to an unrelated company (12/11 unsecured debenture) - current portion

•

$150,000 to an unrelated company (01/12 unsecured debenture) - current portion

•

$75,000 to an unrelated company (03/12 unsecured debenture) - current portion

•

$53,000 to an unrelated company (04/12 unsecured debenture) - current portion

•

$32,500 to an unrelated company (05/12 unsecured debenture) - current portion

•

$42,500 to an unrelated company (07/12 unsecured debenture) - current portion

As of September 30, 2012 our Company’s open convertible note balances - related parties were $360,500, listed as follows:

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$268,000 to our CEO – current portion

•

$57,500 to our VP of Technical Services – current portion

•

$30,000 to a relative of our CTO & one of our Software Developers – current portion

•

$5,000 to a relative of our former CFO – current portion

Based on present revenues and expenses, we are unable to generate sufficient funds internally to sustain our current operations. We must raise additional capital or determine other borrowing sources to continue our operations. It is management’s plan to seek additional funding through the sale of common stock, the sale and settlement of trade payables and debentures, and the issuance of notes and debentures, including notes and debentures convertible into common stock. If we issue additional shares of common stock, the value of shares of existing stockholders is likely to be diluted.

However, the terms of the convertible secured debentures issued to certain of the existing stockholders require that we obtain the consent of such stockholders prior to our entering into subsequent financing arrangements. No assurance can be given that we will be able to obtain additional financing, that we will be able to obtain additional financing on terms that are favorable to us or that the holders of the secured debentures will provide their consent to permit us to enter into subsequent financing arrangements.

Our future revenues and profits, if any, will primarily depend upon our ability, and that of our distributors and resellers, to secure sales of our suite of network security and anti-malware products. We do not presently generate significant revenue from the sales of our products. Although management believes that our products are competitive for customers seeking a high level of network security, we cannot forecast with any reasonable certainty whether our products will gain acceptance in the marketplace and if so by when.

Except for the limitations imposed upon us respective to the convertible secured debentures of DART (custodian for Citco Global and as assigned by YA Global and Highgate House Funds, Ltd.), there are no material or known trends that will restrict either short term or long-term liquidity.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, result of operations, liquidity or capital expenditures.

Going Concern

The report of our independent registered public accounting firm on our annual financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, we had a working capital deficiency of $10,477,624 and $10,177,078 and deficits in stockholders’ equity of $10,481,556 and $10,262,227 at September 30, 2012 and December 31, 2011, respectively, and net losses of $895,017 and $4,686,942 and net cash used in operating activities of $502,004 and $639,681 for each of the nine-month periods then ended. These factors raise substantial doubt about our ability to continue as a going concern.

Currently, management is attempting to increase revenues and improve gross margins by a revised sales strategy. In principle, we are redirecting our sales focus from direct sales to domestic and international channel sales, where we are primarily selling through a channel of Distributors, Value Added Resellers, Strategic Partners and Original Equipment Manufacturers. While we believe in the viability of our strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to continually increase our customer base and realize increased revenues from recently signed contracts.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

 DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth the executive officers and/or Directors of the Company, their ages, and all offices and positions with the Company.

Name	Age	Position
Mark L. Kay	63	Chief Executive Officer and Chairman of the Board of Directors
Philip E. Blocker	55	Chief Financial Officer
Ramarao Pemmaraju	51	Chief Technical Officer and Director
George Waller	54	Executive Vice President and Marketing Director

All of our directors serve until their successors are elected and qualified by our shareholders, or until their earlier death, retirement, resignation or removal. Officers are appointed by the Board of Directors and their terms of office are, except to the extent governed by the Citco Global Custody NV and PMI Technologies, Inc. agreements, at the direction of the Board of Directors. The following is a brief description of the business experience of our executive officers who are also the Directors and significant employees:

Mark L. Kay, Chief Executive Officer and Chairman of the Board of Directors

Mr. Kay joined StrikeForce as our CEO in May 2003 following his retirement at JPMorganChase & Co. In December 2008, a majority of the Board of Directors, by written consent, eliminated the position of President of the Company, with those responsibilities being assumed by Mr. Kay. A majority of the Board of Directors also appointed Mr. Kay as the Chairman of the Board in December 2008. Prior to joining StrikeForce Mr. Kay was employed by JPMorganChase & Co. from August of 1977 until his retirement in December 2002, at which time he was a Managing Director of the firm. During his tenure with JPMorganChase & Co. Mr. Kay led strategic and corporate business groups with global teams up to approximately 1,000 people. His responsibilities also included Chief Operations Officer, Chief Information Officer, and Global Technology Auditor. Mr. Kay’s business concentrations were in securities (fixed income and equities), proprietary trading and treasury, global custody services, audit, cash management, corporate business services and web services. Prior to his employment with JPMorganChase & Co., Mr. Kay was a systems engineer at Electronic Data Services (EDS) for approximately five years from September 1972 through to August 1977. He holds a B.A. in Mathematics from CUNY.

Philip E. Blocker, Chief Financial Officer

Mr. Blocker was CFO of MediaServ, a NYC based Internet software development company, from August, 2000 through March 2002. From April, 2002 through September, 2004, Mr. Blocker was a financial consultant for ASKL Enterprises, Inc. From October, 2004 through the present, Mr. Blocker has been a financial consultant for Robert Half Management Resources. He is a Certified Public Accountant and has practical experience with taking private company’s public.

Ramarao Pemmaraju, Chief Technology Officer

Mr. Pemmaraju Joined StrikeForce in July 2002 as our Chief Technology Officer (CTO) and the inventor of the ProtectID® product. In May 1999 Mr. Pemmaraju co-founded Netlabs.com, which developed security software products. Mr. Pemmaraju concentrated his time on Netlabs from July 2001 through to July 2002. From June 2000 to July 2001 Mr. Pemmaraju was a systems architect and project leader for Coreon, an operations service provider in telecommunications. From October 1998 through May 2000, Mr. Pemmaraju was a systems engineer with Nexgen systems, an engineering consulting firm. Mr. Pemmaraju has over eighteen years experience in systems engineering and telecommunications. His specific expertise is in systems architecture, design and product development. Mr. Pemmaraju holds a M.S.E.E. from Rutgers University and a B.E. from Stevens Tech.

George Waller, Executive Vice President and Head of Marketing

Mr. Waller joined StrikeForce in June 2002 as a Vice President in charge of sales and marketing. In July 2002, Mr. Waller became the CEO of StrikeForce, a position he held until Mr. Kay joined us in May 2003. Since May 2003, Mr. Waller has been the Executive Vice President overseeing Sales, Marketing, Business Development and product development. From 2000 through June 2002, Mr. Waller was Vice President of business development for Infopro, an outsourcing software development firm. From 1999 to 2001, Mr. Waller was Vice President of sales and Marketing for Teachmeit.com-Incubation systems, Inc., a multifaceted computer company and sister company to Infopro. From 1997 through 1999, Mr. Waller was the Vice President of Internet Marketing for RX Remedy, an aggregator of medical content for online services. Previously, Mr. Waller was a Vice President of Connexus Corporation, a software integrator.

Family Relationships

There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of our Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board of Directors

Our By-laws provide that there must be no less than one and no more than seven directors, as determined by the Board of Directors. Our Board of Directors currently consists of three directors.

Directors need not be stockholders of the Company or residents of the State of Wyoming. Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains. A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

The executive officers of the Company are appointed by the Board of Directors.

During fiscal 2011, our Board of Directors met twelve times. The Board of Directors also uses resolutions in writing to deal with certain matters and, during fiscal 2011 thirty-six written resolutions were signed by a majority of the Directors.

Compensation of Directors

Our bylaws provide that, unless otherwise restricted by our certificate of incorporation, our Board of Directors has the authority to fix the compensation of directors. The directors may be paid their expenses, if any, related to attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as our director. Our bylaws further provide that no such payment will preclude any director from serving our company in any other capacity and receiving compensation therefore. Further, members of special or standing committees may be given compensation for attending committee meetings.

Committees

StrikeForce has two committees: the Audit Committee and the Compensation Committee. At this time, there are no members of either Committee and the Board of Directors performs the acts of the Committees. None of our current directors are deemed “independent” directors as that term is used by the national stock exchanges or have the requisite public company accounting background or expertise to be considered an “audit committee financial expert” as that term is defined under Regulation S-K promulgated under the Securities Act of 1933, as amended.

It is anticipated that the principal functions of the Audit Committee will be to recommend the annual appointment of StrikeForce’s auditors, the scope of the audit and the results of their examination, to review and approve any material accounting policy changes affecting StrikeForce’s operating results and to review StrikeForce’s internal control procedures.

It is anticipated that the Compensation Committee will develop a Company-wide program covering all employees and that the goals of such program will be to attract, maintain, and motivate our employees. It is further anticipated that one of the aspects of the program will be to link an employee’s compensation to his or her performance, and that the grant of stock options or other awards related to the price of the common shares will be used in order to make an employee’s compensation consistent with shareholders’ gains. It is expected that salaries will be set competitively relative to the technology development industry and that individual experience and performance will be considered in setting salaries.

At present, executive and director compensation matters are determined by a majority vote of the board of directors.

We do not have a nominating committee. Historically our entire Board has selected nominees for election as directors. The Board believes this process has worked well thus far particularly since it has been the Board's practice to require unanimity of Board members with respect to the selection of director nominees. In determining whether to elect a director or to nominate any person for election by our stockholders, the Board assesses the appropriate size of the Board of Directors, consistent with our bylaws, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates to fill each vacancy. Candidates may come to the attention of the Board through a variety of sources, including from current members of the Board, stockholders, or other persons. The Board of Directors has not yet had the occasion to, but will, consider properly submitted proposed nominations by stockholders who are not directors, officers, or employees of the Company on the same basis as candidates proposed by any other person.

Code of Ethics

The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company’s code of ethics contains standards that are reasonably designed to deter wrongdoing and to promote:

•

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and in other public communications made by the company;

•

Compliance with applicable governmental laws, rules and regulations;

•

The prompt internal reporting of violations of the code to the board of directors or another appropriate person or persons; and

Accountability for adherence to the code.

Indemnification of Officers and Directors

As permitted by Wyoming law, our Articles of Incorporation provide that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation information for: (i) the person who served as the Chief Executive Officer of StrikeForce during the year ended December 31, 2011, regardless of the compensation level, and (ii) each of our other executive officers, serving as an executive officer at any time during 2011. The foregoing persons are collectively referred to in this Information Statement as the “Named Executive Officers.”

Compensation information is shown for the year ended December 31, 2011:

Name/ Pricipal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Incentive Plan Option Awards ($)	Securities Underlying Options/SARs ($)	Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Mark L. Kay Chief Executive Officer	2011	88,466	—	329,000	451,111	—	15,077	[3]	—	883,654

George Waller Executive Vice President	2011	88,466	—	329,000	451,111	—	15,077	[3]	—	883,654

Ramarao Pemmaraju Chief Technical Officer	2011	88,466	—	329,000	451,111	—	15,077	[3]	—	883,654

There are no employment agreements between StrikeForce and any executive officer or director.

(1)	Value of non-convertible Series A preferred stock issued, for voting purposes only, to the three members of the management team at one share each in 2011.
(2)	Fair value of Incentive Plan options issued to executive officers by the Company in 2011.

(3)	Nonqualified deferred compensation earnings to executive officers have been accrued for 2011 as a result of missed salaries due to cash flow constraints.

The following table sets forth certain compensation information for: (i) the person who served as the Chief Executive Officer of StrikeForce during the year ended December 31, 2010, regardless of the compensation level, and (ii) each of our other executive officers, serving as an executive officer at any time during 2010. The foregoing persons are collectively referred to in this Information Statement as the “Named Executive Officers.”

Compensation information is shown for the year ended December 31, 2010:

Name/ Principal Position	Year			Stock	Incentive Plan Option		Securities Underlying	Nonqualified Deferred Compensation		All Other
		Salary	Bonus	Awards	Awards		Options/SARs	Earnings		Compensation	Total
		($)	($)	($)	($)		($)	($)		($)	($)
Mark L. Kay
Chief Executive Officer	2010	1,541	—	—	114,513	[1]	—	96,459	[2]	—	212,513

Mark Corrao		833	—	—	4,513	[1]	—	48,544	[2]	—	53,890
Chief Financial Officer	2010 (thru 6/30)

George Waller	2010	1,511	—	—	114,513	[1]	—	96,489	[2]	—	212,513
Executive Vice President

Ramarao Pemmaraju	2010	1,500	—	—	114,513	[1]	—	96,500	[2]	—	212,513
Chief Technical Officer

On June 28, 2010, Mark Corrao resigned as Chief Financial Officer and was no longer employed by the Company. He remained a Director of the Company. As of the 2012 Annual Stockholder meeting and Board of Directors election, Mark Corrao was not reelected to the Board. On July 31, 2010, Philip E. Blocker was appointed the Company’s Chief Financial Officer. Mr. Blocker is not an employee of the Company and received no compensation or option awards in 2010.

(1)	Fair value of Incentive Plan options issued to executive officers by the Company in 2010.

(2)	Nonqualified deferred compensation earnings to executive officers have been accrued for 2010 as a result of missed salaries due to cash flow constraints.

 Outstanding Option Awards at Year End

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested, and equity-incentive plan awards outstanding at December 31, 2011, for each Named Executive Officer and/or Director.

Outstanding Equity Awards At Fiscal Year-End Table
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark L. Kay	9,231 15,705	- -	- -	$ $	0.375 0.240	03/02/17 03/16/17	- -	- -	- -	- -
	16,388	-	-		$0.230	04/27/17	-	-	-	-
	16,346	-	-		$0.200	05/25/17	-	-	-	-
	25,128	-	-		$0.150	06/08/17	-	-	-	-
	18,643	-	-		$0.170	06/22/17	-	-	-	-
	47,115	-	-		$0.080	11/23/17	-	-	-	-
	25,000	-	-		$0.200	12/12/17	-	-	-	-
	500,000	-	-		$0.080	11/23/12	-	-	-	-
	227,908	-	-		$0.020	03/26/13	-	-	-	-
	1,000,000	-	-		$0.0085	07/01/15	-	-	-	-
	10,000,000	-	-		$0.0025	12/21/15	-	-	-	-
	3,000,000	-	-		$0.006	12/23/15	-	-	-	-
	15,555,556	-	-		$0.010	04/21/16	-	-	-	-
Robert Denn	16,346 25,128	- -	- -	$ $	0.200 0.150	05/25/17 06/08/17	- -	- -	- -	- -
	18,643	-	-		$0.170	06/22/17	-	-	-	-
	47,115	-	-		$0.080	11/23/17	-	-	-	-
	25,000	-	-		$0.200	12/12/17	-	-	-	-
Mark Corrao	16,346 25,128	- -	- -	$ $	0.200 0.150	05/25/17 06/08/17	- -	- -	- -	- -
	18,643	-	-		$0.170	06/22/17	-	-	-	-
	47,115	-	-		$0.080	11/23/17	-	-	-	-
	25,000	-	-		$0.200	12/12/17	-	-	-	-
	500,000	-	-		$0.080	11/23/12	-	-	-	-
	227,908	-	-		$0.020	03/26/13	-	-	-	-
George Waller	25,128 18,643	- -	- -	$ $	0.150 0.170	06/08/17 06/22/17	- -	- -	- -	- -
	47,115	-	-		$0.080	11/23/17	-	-	-	-
	25,000	-	-		$0.200	12/12/17	-	-	-	-
	500,000	-	-		$0.080	11/23/12	-	-	-	-
	227,908	-	-		$0.020	03/26/13	-	-	-	-
	1,000,000	-	-		$0.0085	07/01/15	-	-	-	-
	10,000,000	-	-		$0.0025	12/21/15	-	-	-	-
	3,000,000	-	-		$0.006	12/23/15	-	-	-	-
	15,555,556	-	-		$0.010	04/21/16	-	-	-	-
Ramarao Pemmaraju	16,346 25,128	- -	- -	$ $	0.200 0.150	05/25/17 06/08/17	- -	- -	- -	- -
	18,643	-	-		$0.170	06/22/17	-	-	-	-
	47,115	-	-		$0.080	11/23/17	-	-	-	-
	25,000	-	-		$0.200	12/12/17	-	-	-	-
	500,000	-	-		$0.080	11/23/12	-	-	-	-
	227,908	-	-		$0.020	03/26/13	-	-	-	-
	1,000,000	-	-		$0.0085	07/01/15	-	-	-	-
	10,000,000	-	-		$0.0025	12/21/15	-	-	-	-
	3,000,000	-	-		$0.006	12/23/15	-	-	-	-
	15,555,556	-	-		$0.010	04/21/16	-	-	-	-

Option Exercises and Stock Vested Table

None.

Pension Benefits Table

None.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Mark L. Kay	-	-	111,536	5,543	334,985

Mark Corrao	-	-	48,544	-	277,203

George Waller	-	-	111,566	5.543	331,654

Ramarao Pemmaraju	-	-	111,577	5,543	335,216

All Other Compensation Table

None.

Perquisites Table

None.

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 26, 2012, with respect to the shares of common stock beneficially owned by: (i) each current director; (ii) each executive officer; (iii) all current executive officers (regardless of salary and bonus level) and directors as a group; and (iv) each person or entity known by us to beneficially own more than 5% of our outstanding common stock. The address for each director and executive officer is 1090 King Georges Post Road, Suite 603, Edison, NJ 08837. The addresses of the remaining beneficial owners follow: DMBM, Inc., 16 Anne Marie Drive, Saint James, NY 11780; ICG USA LLC, 425 Martingale Road, Suite 1450, Schaumburg, IL 60173. Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

This table is based upon information obtained from our stock records.

NAME OF BENEFICIAL OWNER	AMOUNT OF OWNERSHIP OF COMMON STOCK(1)	PERCENTAGE OF CLASS OF COMMON STOCK(2) (excluding Preferred Stock, see (13))

Mark L. Kay	30,565,770 (3)(13)	7.77%
Ramarao Pemmaraju	41,879,108 (4)(5)(13)	10.36%
George Waller	30,511,705 (6)(7)(13)	7.76%
Philip E. Blocker	-	0%
All directors and executive officers as a group (4 persons)	102,956,583 (8)	22.13%
NetLabs.com, Inc.	874,000 (9)(10)	0.24%
DMBM, Inc.	35,000,000 (11)	8.80%
ICG USA LLC	30,588,235 (12)	7.78%

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof.

(2)

Based on 362,808,206 shares of common stock outstanding as of December 26, 2012; also including 30,619,135 shares of common stock available to beneficial owners upon the conversion of certain convertible loans, 103,165,564 shares of common stock underlying options and 35,034,280 shares of common stock underlying common stock purchase warrants.

(3)

Includes 27,733 shares of common stock available upon the conversion of certain convertible loans valued at $10.00 per share for $240,000 of convertibles and $7.50 per share for $28,000 of convertibles, 727,908 shares of common stock underlying vested three-year options valued from $0.02 to $0.08 per share, 29,555,556 shares of common stock underlying vested five-year options valued from $0.0025 to $0.01 per share, 173,556 shares of common stock underlying vested ten-year options valued from $0.08 to $0.375 per share and 5,180 shares of common stock underlying common stock purchase warrants, exercisable at $10.00. Mark L. Kay, along with Ramarao Pemmaraju and George Waller each hold one share of Series A Preferred Shares which, collectively, allow the holders to vote up to 80% of the issued and outstanding shares of common and preferred stock; Mark Kay, along with Ramarao Pemmaraju and George Waller have irrevocably waived any conversion rights.

(4)

Includes 3,167 shares of common stock available upon the conversion of certain convertible loans valued at $10.00 per share for $25,000 of convertibles and $7.50 per share for $5,000 of convertibles, 1,190,700 shares of common stock underlying vested three-year options valued from $0.02 to $0.08 per share, 40,138,889 shares of common stock underlying vested five-year options valued from $0.0025 to $0.01 per share and 219,605 shares of common stock underlying vested ten-year options valued from $0.08 to $0.20 per share. Of the total shares, 390,840 shares, consisting of 3,167 shares of common stock available upon the conversion of certain convertible loans valued at $10.00 per share for $25,000 of convertibles and $7.50 per share for $5,000 of convertibles, 462,792 shares of common stock underlying vested three-year options valued from $0.02 to $0.08 per share, 10,583,333 shares of common stock underlying vested five-year options valued from $0.0025 to $0.01 per share and 87,373 shares of common stock underlying vested ten-year options valued from $0.08 to $0.20 per share are in the name of Sunita Pemmaraju who is a family member of Ramarao Pemmaraju. Mark L. Kay, along with Ramarao Pemmaraju and George Waller each hold one share of Series A Preferred Shares which, collectively, allow the holders to vote up to 80% of the issued and outstanding shares of common stock; Mark Kay, along with Ramarao Pemmaraju and George Waller have irrevocably waived any conversion rights.

(5)	Excludes shares owned by NetLabs.com, Inc. which is controlled by Ramarao Pemmaraju and another individual.

(6)	Shares are listed in the name of Katherine LaRosa who is a family member of George Waller.

(7)

Includes 727,908 shares of common stock underlying vested three-year options valued from $0.02 to $0.08 per share, 29,555,556 shares of common stock underlying vested five-year options valued from $0.0025 to $0.01 per share and 115,886 shares of common stock underlying vested ten-year options valued from $0.08 to $0.20 per share. Mark Kay, along with Ramarao Pemmaraju and George Waller each hold one share of Series A Preferred Shares which, collectively, allow the holders to vote up to 80% of the issued and outstanding shares of common stock; Mark Kay, along with Ramarao Pemmaraju and George Waller have irrevocably waived any conversion rights.

(8)

Includes 30,900 shares of common stock available upon the conversion of certain convertible loans valued at $10.00 per share for $265,000 of convertibles and $7.50 per share for $33,000 of convertibles, 2,646,516 shares of common stock underlying vested three-year options valued from $0.02 to $0.08 per share, 99,250,001 shares of common stock underlying vested five-year options valued from $0.0025 to $0.01 per share, 509,047 shares of common stock underlying vested ten-year options valued from $0.08 to $0.375 per share and 5,480 shares of common stock underlying common stock purchase warrants, exercisable at $10.00.

(9)	Ramarao Pemmaraju controls NetLabs.com, Inc. along with another individual.

(10)	Includes 760,000 shares of common stock underlying vested ten-year options valued at $3.60 per share.

(11)

Includes 15,000,000 shares of common stock underlying two-year common stock purchase warrants exercisable at $0.02, 10,000,000 shares of common stock underlying two-year common stock purchase warrants exercisable at $0.03 and 10,000,000 shares of common stock underlying two-year common stock purchase warrants exercisable at $0.04.

(12)	Includes 30,588,235 shares of common stock available upon the conversion of certain convertible loans valued at $0.0085 per share for $260,000 of convertibles.

(13)

Mark Kay, along with Ramarao Pemmaraju and George Waller hold 3 shares of preferred stock. The Series A Preferred Stock collectively has voting rights equal to eighty percent of the total current issued and outstanding shares of common stock.

Common Stock

The shares of our common stock presently outstanding, and any shares of our common stock issues upon exercise of stock options and/or common stock purchase warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

Preferred Stock

On October 21, 2010, the Company amended its Articles of Incorporation in New Jersey to authorize 10,000,000 shares of preferred stock, par value $0.10. The designations, rights, and preferences of such preferred stock are to be determined by the Board of Directors. On November 15, 2010, the Company changed its domicile from the state of New Jersey to the state of Wyoming.

In addition to the 10,000,000 shares of preferred stock authorized, on January 10, 2011, 100 shares of preferred stock were designated as Series A Preferred Stock and 100,000,000 shares were designated as Series B Preferred Stock. The bylaws under the Wyoming Incorporation were amended to reflect the rights and preferences of each additional new designation.

The Series A Preferred Stock collectively has voting rights equal to eighty percent of the total current issued and outstanding shares of common stock. If at least one share of Series A Preferred Stock is outstanding, the aggregate shares of Series A Preferred Stock shall have voting rights equal to the number of shares of common stock equal to four times the sum of the total number of shares of common stock issued and outstanding, plus the number of shares of Series B Preferred Stock (or other designated preferred stock) which are issued and outstanding.

The Series B Preferred Stock shall have preferential liquidation rights in the event of any liquidation, dissolution or winding up of the Company, such liquidation rights to be paid from the assets of the Company not delegated to parties with greater priority at $1.00 per share or, in the event an aggregate subscription by a single subscriber of the Series B Preferred Stock is greater than $100,000,000, $0.997 per share. The Series B Preferred Stock shall be convertible to a number of shares of common stock equal to the price of the Series B Preferred Stock divided by the par value of the Series B Preferred Stock. The option to convert the shares of Series B Preferred Stock may not be exercised until three months following the issuance of the Series B Preferred Stock to the recipient shareholder. The Series B Preferred Stock shall have ten votes on matters presented to the shareholders of the Company for one share of Series B Preferred Stock held. The initial price of the Series B Preferred Stock shall be $2.50, (subject to adjustment by the Company’s Board of Directors) until such time, if ever, the Series B Preferred Stock are listed on a secondary and/or public exchange.  As of September 30, 2012, no shares of Series B Preferred Stock have been issued.

Issuance of Series A Preferred Stock

In February 2011, the Company issued three shares of non-convertible Series A preferred stock valued at $329,000 per share, or $987,000 in aggregate, for voting purposes only, to the three members of the management team at one share each. The issued and outstanding shares of the Series A preferred stock have voting rights equal to eighty percent of the total issued and outstanding shares of the Company's common stock (see Note 10). This effectively provided them, upon retention of their Series A Preferred Stock, voting control on matters presented to the shareholders of the Company. They have each irrevocably waived their conversion rights relating to the Series A preferred shares issued. The Company expensed $987,000 in stock based compensation expense related to the issuance of the shares in 2011.

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to the Company’s Bylaws and the Wyoming Articles of Incorporation, a vote by the holders of at least a majority of the outstanding shares of the Company entitled to vote (the “Voting Shares”) is required to effect the action described herein. The Company’s Articles of Incorporation does not authorize cumulative voting for this matter. As of the Record Date, the Company had 1,191,725,917 voting shares issued and outstanding, consisting of three shares of series A preferred shares and 529,655,927  shares of common stock, which for voting purposes the preferred shares equate to 80% of the voting shares and the common stock is entitled to one vote per share. The consenting stockholders are the record and beneficial owners of 662,069,990 shares of the Company’s preferred and common stock, which represents approximately 80% of the total number of Voting Shares. Pursuant to Section 17-16-724 of the Wyoming Statutes, the consenting stockholders voted in favor of the actions described herein in a written consent, dated February 1, 2011. No consideration was paid for the consent. The consenting stockholders‘ names, affiliations with the Company and their beneficial holdings are as follows:

Name	Affiliation	Voting Shares	Percentage (4)

Mark L. Kay (1)	Director, Officer and Stockholder	483,744,279	26.67%
Ram Pemmaraju (2)	Director, Officer and Stockholder	483,744,279	26.67%
George Waller (3)	Director, Officer and Stockholder	483,744,278	26.66%

TOTAL		1,451,232,836	80%

(1)	Mr. Mark L. Kay is the Chief Executive Officer, Chairman of the Board of Directors and a director of the Company.
(2)	Mr. Ram Pemmaraju is Chief Technical Officer, Secretary and a director of the Company.
(3)	Mr. George Waller, is Executive Vice President and a director of the Company
(4)

Based upon 1,814,041,045 “Voting Shares” outstanding as of December 26, 2012. Excludes shares of common stock held by the consenting shareholders as the preferred shares represented the voting majority of capital shares..

INCREASE AUTHORIZED COMMON SHARES

Material Terms, Potential Risks And Principal Effects Of The Increase of Authorized Common Shares

Our Board of Directors and the consenting majority stockholders have adopted and approved resolutions and an amendment to the Articles Of Incorporation to effect an increase of the number of common shares of the Company that the Company may issue are increased from five hundred million (500,000,000) to seven hundred and fifty million (750,000,000). The Board of Directors and the consenting majority stockholders believe that the Increase in Authorized common shares is in the best interest of the Company and its stockholders because the increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, present and future employee benefit programs and other corporate purposes.

The increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent shareholders. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.  The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this action is not being presented with the intent that it be utilized as a type of anti-takeover device.

Stockholders should recognize that, as a result of this proposal, they will own a fewer percentage of shares with respect to the total authorized shares of the Company, than they presently own, and will be diluted as a result of any issuances contemplated by the Company in the future.

There are currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of Common Stock which are proposed to be authorized.

DELIVERY OF INFORMATION STATEMENT

To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one Information Statement to stockholders who share the same address unless otherwise requested.

If you share an address with another stockholder and have received only one Information Statement, you may write or call us to request a separate copy at no cost to you. For future mailings, you may request separate materials or, if you are receiving multiple copies you may request that we only send one set of materials, by writing to us at StrikeForce Technologies, Inc.  1090 King Georges Post Road, Suite #603, Edison, NJ  08837.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC’s Public Reference Branch at 100 F Street, N.E., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov

INFORMATION INCORPORATED BY REFERENCE

The following documents are incorporated herein by reference and are deemed to be a part hereof from the date of filing of such documents:

Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

Reports in Form 8-K.

All  documents  filed by the Company  with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the effective date of the action taken described herein.

Any  statement  contained  in a document  incorporated  or deemed to be incorporated  by reference  herein shall be deemed to be modified or  superseded for  purposes  of this Information Statement  to the extent  that a  statement contained herein, or in any other subsequently filed document that also is, or is deemed to be,  incorporated  by reference  herein,  modifies or  supersedes  such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

This Information Statement incorporates, by reference, certain documents that are not presented herein or delivered herewith.  Copies of any such documents, other than exhibits to such documents which are not specifically incorporated by reference herein, are available without charge to any person, including any stockholder, to whom this proxy statement is delivered, upon written or oral request to our Secretary at our address and telephone number set forth herein.

Distribution of Information Statement

The cost of distributing this Information Statement has been borne by us and certain shareholders that consented to the action taken herein. The distribution will be made by mail.

Pursuant to the requirements of the Exchange Act of 1934, as amended, the Registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

STRIKEFORCE TECHNOLOGIES, INC.

By /s/ Mark Kay

Mark Kay

Chief Executive Officer

December 31, 2012